Exhibit 23.4
August 22, 2008
CONSENT
     Morgan Joseph & Co. Inc. hereby consents to the reference and reproduction of our opinion letter, dated February 20, 2008, to the special committee of the Board of Directors of WebMD Health Corp. in connection with any registration statement, information statement or Rule 13e-3 transaction statement filed in connection with the proposed merger between WebMD Health Corp. and HLTH Corporation. In giving such consent, we do not hereby admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
MORGAN JOSEPH & CO. INC.

Morgan Joseph & Co. Inc.
600 Fifth Avenue, 19th Floor, New York. NY 10020-2302 • Telephone: 212.218.3700 • Facsimile: 212.218.3719 • www.morganjoseph.com